Exhibit 99.1

PROMISSORY NOTE

$ 5,600,000	April 15, 2008

The undersigned (“Maker”), for value received, and intending to be legally bound hereby, promises to pay to the order of JET SUPPORT SERVICES, INC. (“Payee”), at 180 North Stetson Street, 29TH Floor, Chicago, Illinois 60601, or at such other place or places as the holder hereof may designate in writing, the sum of Five Million Six Hundred Thousand Dollars ($5,600,000), plus interest, in lawful money of the United States due and owing on or before April 1, 2011 (the “Maturity Date”), pursuant to the specific payment terms described below.

PAYMENT TERMS:

Maker will make monthly payments hereunder on the first (1st) business day of each month, via wire transfer, beginning on June 2, 2008, and continuing through and including the Maturity Date, unless earlier paid in full, each such installment equal to One Hundred Eighty-Five Thousand One Hundred Twenty-Seven Dollars ($185,127) which includes interest calculated at a rate equal to ten percent (10%) per annum.

This Note is delivered in connection with that certain JSSI / Vest Engine Maintenance Program Master Contract dated as of June 6, 2007, as amended from time to time, by and between the Maker and the Payee (the “Contract”). Any capitalized term used herein and not defined herein shall have the meaning ascribed to it in the Contract.

It shall be an “Event of Default” hereunder if:

(i)	Maker fails to make any payment hereunder when due; or

(ii)	Maker fails to make any payment under the Contract when due; or

(iii)	Maker is or becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debt as it becomes due, or Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Maker or any of its property, or makes a general assignment for the benefit of creditors, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or for a substantial part of Maker’s property and is not discharged within sixty (60) days, or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law is commenced in respect of Maker, and if such case or proceeding is not commenced by Maker, it is consented to or acquiesced in by Maker or remains for sixty (60) days undismissed, or any proceeding shall be instituted by or against Maker for its liquidation or dissolution or Maker’s business shall terminate for any reason, or Maker takes any action to authorize, or in the furtherance of, any of the foregoing; or

(iv)	Maker shall sell, assign or otherwise transfer all or substantially all of its assets to any third party.

Upon the occurrence and during the continuation of an Event of Default hereunder, at the option of Payee, the entire unpaid balance hereunder shall become immediately due and payable, and, notwithstanding anything to the contrary set forth in the Contract, the Payee shall have the right to terminate the Contract immediately. Each right, power and remedy of Payee provided for in this Note, the Contract or in any other document, or now or hereafter existing at law or in equity or by statute, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or the beginning of the exercise by Payee of any one or more of the rights, powers or remedies provided for in this Note, the Contract or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Payee of any or all such other rights, powers or remedies, and no failure or delay on the part of Payee to exercise any such right, power or remedy shall operate as a waiver thereof.

This Note may be prepaid in whole or in part from time to time, without premium or penalty.

In addition to the other sums payable hereunder, Maker agrees to pay to the holder hereof, on demand, all expenses and fees, including reasonable attorneys’ fees and costs that may be incurred by the holder of this Note in attempting to enforce the payment obligations hereunder.

Maker hereby waives presentment for payment, demand, notice of non-payment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agrees that its liabilities shall be unconditional without regard to the liability of any other party and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the holder hereof. Further, Maker consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker and without affecting its liability hereunder.

The holder hereof shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The waiver of any event shall not be construed as a waiver of any other right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or of any other right or remedy.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is deemed to be invalid or unenforceable under such law, such provision shall be ineffective only to the extent of such invalidity or unenforceability without affecting the validity or enforceability of any other provision of this Note.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED AS TO VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS, BY THE STATUTES, LAWS AND DECISIONS OF THE STATE OF ILLINOIS. MAKER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS, AND WAIVES ANY RIGHT TO TRANSFER OR CHANGE THE VENUE OF LITIGATION BROUGHT AGAINST MAKER HEREUNDER.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed by its duly authorized representative as of the date first above written.

AVANTAIR, INC.

By:	/s/ Steven F. Santo
Title:	Chief Executive Officer